Exhibit 10.7

VISALIA COMMUNITY BANK

120 N. Floral Street

P.O. Box 1311

Visalia, California  93279

December 19, 2012

PERSONAL & CONFIDENTIAL

VIA HAND DELIVERY

Roger White

Re:          Special Incentive Opportunity

Dear Roger:

We will shortly be announcing the pending sale of Visalia Community Bank to Central Valley Community Bancorp in a merger transaction.  After the closing of the sale, there will be a 120-day transition period to ensure a successful completion of the conversion to Central Valley Community Bank.  We have determined that your continued employment is of particular value through that 120-day time period.  Accordingly, to encourage you to voluntarily remain employed at least through the transition period, Central Valley Community Bank is offering you the opportunity to receive a “Stay Bonus” in the gross amount of $60,000, subject to applicable withholding.  Your entitlement to receive this Stay Bonus is subject to the following terms and conditions:

•                                          You must remain continuously employed by Visalia Community Bank from now until 120 days following the closing of the sale.

•                                          No entitlement to the Stay Bonus will accrue over time.  Rather, your entitlement to the Stay Bonus will vest 100% on the earlier of (a) the 120th day following the closing of the sale and (b) such earlier date occurring following the closing as Central Valley Community Bank terminates your employment (other than for cause) (“Vesting Date”).

•                                          You will have no entitlement to any portion of the Stay Bonus if fail to satisfactorily complete any project(s) assigned to you.

•                                          The Stay Bonus, if received, shall be in lieu of, and shall supersede and terminate, any other retention, severance or other employment-related compensation due and payable to you in connection with the termination of your employment, if any.

•                                          Payment of the Stay Bonus shall be conditioned upon the receipt by Central Valley Community Bank of a written general release of all claims by you, in form and substance acceptable to Central Valley Community Bank.

Subject to the terms and conditions in this letter, the Stay Bonus would be paid no later than thirty (30) days after the Vesting Date.  Your employment at Visalia Community Bank will continue to be “at will.”  As an “at will” employee, either you or Visalia Community Bank can terminate the employment relationship at any time and for any reason, with or without advance notice or cause.  Over the course of your employment, other terms and conditions of your employment may change, but the “at will” relationship will not change.  Except as expressly set forth herein, your employment continues to be governed by the terms and provisions currently existing between you and the Bank.  References in this letter to Visalia Community Bank after the sale will be deemed to refer to Central Valley Community Bank.

You are one of only a few employees who have been identified as key employees.  Since there are only a few, it is critical that you maintain the highest level of confidentiality regarding this Stay Bonus.  Discussion of this incentive with anyone other than the Chief Executive Officer will be grounds for forfeiture of this bonus.

We sincerely appreciate your continuing efforts and contributions.  Please sign below to indicate that you have read, understand, and agree to the terms under which you will be eligible to receive the Stay Bonus.

Very truly yours,

VISALIA COMMUNITY BANK

	By:	/s/ Thomas J. Beene

	Its:	Chief Executive Officer

AGREED AND ACCEPTED.

/s/ Roger White	Date: 12/20/12
Roger White